UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

SCHEDULE 14A
(Rule 14a-101)

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ENDRA LIFE SCIENCES INC.

(Name of Registrant as Specified in its Charter)

___________________________________________________________

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3600 Green Court, Suite 350
Ann Arbor, Michigan 48105

May 10, 2018

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ENDRA Life Sciences Inc. to be held at 10:00 a.m., local time, on Tuesday, June 12, 2018, in the auditorium located at 3600 Green Court, Ann Arbor, Michigan.

We look forward to your attending either in person or by proxy. Further details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of 2018 Annual Meeting and Proxy Statement. Please give this material your careful attention.

Very truly yours,

David Wells Chief Financial Officer and Secretary

ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, Michigan 48105

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 12, 2018

To the Stockholders of ENDRA Life Sciences Inc.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of ENDRA Life Sciences Inc., a Delaware corporation, will be held on Tuesday, June 12, 2018 at 10:00 a.m., local time, in the auditorium located at 3600 Green Court, Ann Arbor, Michigan, for the following purposes:

1.       To elect the five nominees to the Board of Directors nominated by the Board of Directors.

2.       To approve the First Amendment to the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan, which would, among other things, provide for an automatic annual increase to the pool of shares available for issuance each January 1 beginning in 2019 by an amount equal to the lesser of (i) the number of shares necessary such that the aggregate number of shares available under the plan equals 25% of the number of fully-diluted outstanding shares on the increase date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and exercise of all outstanding options and warrants to purchase shares) and (ii) if the Board of Directors takes action to set a lower amount, the amount determined by the Board of Directors.

3.       To ratify the appointment of RBSM LLP as our independent registered public accounting firm for 2018.

4.       To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 30, 2018, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. ENDRA’s warrants do not have voting rights. If you plan to attend the annual meeting and you require directions, please call us at (734) 335-0468.

By Order of the Board of Directors,

Francois Michelon Chief Executive Officer and Chairman

Ann Arbor, Michigan
May 10, 2018

PROXY STATEMENT
TABLE OF CONTENTS

GENERAL INFORMATION	1
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
PROPOSAL 1 — ELECTION OF DIRECTORS	6
INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR DIRECTOR	7
INFORMATION CONCERNING EXECUTIVE OFFICERS	9
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	10
THE BOARD OF DIRECTORS AND ITS COMMITTEES	13
REPORT OF THE AUDIT COMMITTEE	15
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS	16
Proposal 2 — First Amendment of ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan	20
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29
OTHER BUSINESS	29
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2018	29

i

ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, Michigan 48105

PROXY STATEMENT

The Board of Directors (the “Board”) of ENDRA Life Sciences Inc. (the “Company,” “ENDRA,” “we,” “us” or “our”) is providing these materials to you in connection with ENDRA’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”). The 2018 Annual Meeting will take place on Tuesday, June 12, 2018, 10:00 a.m., local time, in the auditorium located at 3600 Green Court, Ann Arbor, Michigan. This proxy statement and the accompanying notice and form of proxy are being made available to stockholders on or about May 10, 2018.

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because the Board is soliciting your proxy to vote your shares at the 2018 Annual Meeting. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means that you authorize persons selected by us to vote your shares at the 2018 Annual Meeting in the way that you instruct. We have designated two of our executive officers to serve as proxy holders for the 2018 Annual Meeting. All shares represented by valid proxies received before the 2018 Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•         this proxy statement for the 2018 Annual Meeting;

•         a proxy card for the 2018 Annual Meeting; and

•         our Annual Report on Form 10-K for the year ended December 31, 2017.

What items will be voted on at the 2018 Annual Meeting?

There are three proposals scheduled to be voted on at the 2018 Annual Meeting:

•         the election of the nominees to the Board nominated by our Board of Directors; and

•         the approval of the First Amendment to the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan, which would, among other things, provide for an automatic annual increase to the pool of shares available for issuance each January 1 beginning in 2019 by an amount equal to the lesser of (i) the number of shares necessary such that the aggregate number of shares available under the plan equals 25% of the number of fully-diluted outstanding shares on the increase date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and exercise of all outstanding options and warrants to purchase shares) and (ii) if the Board of Directors takes action to set a lower amount, the amount determined by the Board.

•         the ratification of the Audit Committee’s appointment of RBSM LLP (“RBSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

The Board is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•         FOR the nominees to the Board;

•         FOR the approval of the First Amendment of the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan; and

•         FOR the ratification of the Audit Committee’s appointment of RBSM as our independent registered public accounting firm for 2018.

Who can attend the 2018 Annual Meeting?

Admission to the 2018 Annual Meeting is limited to:

•         stockholders as of the close of business on April 30, 2018 (the “record date”);

•         holders of valid proxies for the 2018 Annual Meeting; and

•         our invited guests.

Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board set April 30, 2018 as the record date. All record holders of ENDRA common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. ENDRA’s warrants do not have voting rights. As of the record date, there were outstanding 3,923,027 shares of common stock entitled to 3,923,027 votes at the 2018 Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of ENDRA stock is reflected directly on the books and records of our transfer agent, Corporate Stock Transfer, Inc. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to stock ownership information for registered stockholders. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

How do I vote?

You may vote by any of the following methods:

•         In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the 2018 Annual Meeting. If you hold shares in street name, you must also obtain a proxy from the stockholder of record authorizing you to vote your shares.

•         By mail. Stockholders of record may vote by signing and returning the proxy card provided.

•         By phone or via the Internet. You may vote by proxy, by phone or via the Internet by following the instructions provided in the accompanying proxy card or the voting instruction card provided.

•         Beneficial owners of shares held in “street name.” You may vote by following the voting instructions provided to you by your bank or broker.

How can I change or revoke my vote?

•         If you are a stockholder of record, you may change or revoke your proxy any time before it is voted at the 2018 Annual Meeting by:

•         timely delivering a properly executed, later-dated proxy;

•         delivering a written revocation of your proxy to our Secretary at our principal executive offices; or

•         voting in person at the meeting.

If you hold your shares beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provide.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) and the approval of the First Amendment to the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan (“Proposal 2”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2.

The ratification of the appointment of RBSM as our independent registered public accounting firm for 2018 (“Proposal 3”) is considered to be a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 3.

What is the quorum for the 2018 Annual Meeting?

The presence, in person or by proxy, of the holders of not less than one-third in voting power of the outstanding shares of stock entitled to vote at the meeting is necessary for the transaction of business at the 2018 Annual Meeting. This is called a quorum.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•         Proposal 1: Election of Directors. The five nominees receiving the highest number of votes will be elected as directors.

•         Proposal 2: Approval of the First Amendment to the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan. The First Amendment to the ENDRA Life Sciences 2016 Omnibus Incentive Plan will be approved if a majority of the voting power of the voting stock present in person or represented by proxy and entitled to vote votes in favor of the proposal.

•         Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm. The Audit Committee’s appointment of RBSM as our independent registered public accounting firm for 2018 will be ratified if a majority of the voting power of the voting stock present in person or represented by proxy and entitled to vote votes in favor of the proposal.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the 2018 Annual Meeting. However, broker non-votes are not counted as votes present for any non-routine proposal considered at the 2018 Annual Meeting and, therefore, will have no effect on (i) the proposal regarding the election of directors or (ii) the proposal regarding the approval of the First Amendment to the ENDRA Life Sciences 2016 Omnibus Incentive Plan. We expect no broker non-votes on the routine proposal to appoint RBSM as our independent registered public accounting firm for 2018.

Abstentions will be counted as votes present and entitled to vote on the proposals considered at the 2018 Annual Meeting and, therefore, will be counted as votes against (i) the proposal to approve the First Amendment to the ENDRA Life Sciences 2016 Omnibus Incentive Plan and (ii) the proposal to appoint RBSM as our independent registered public accounting firm for 2018. Abstentions will have no effect on the proposal regarding the election of directors.

Who pays for solicitation of proxies?

ENDRA is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the 2018 Annual Meeting?

We will announce voting results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

How can I submit a proposal for the 2019 annual meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders must be received by January 7, 2019. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Secretary at 3600 Green Court, Suite 350, Ann Arbor, Michigan 48105.

Requirements for Stockholder Proposals to Be Brought Before the 2019 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2018 Annual Meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders, must be delivered to the Company’s Secretary at 3600 Green Court, Suite 350, Ann Arbor, Michigan 48105 not earlier than the close of business on February 12, 2019 and not later than the close of business on March 14, 2019. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2019 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our voting stock as of April 30, 2018 by:

•         each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of any class of our voting stock;

•         each executive officer included in the Summary Compensation Table below;

•         each of our directors;

•         each person nominated to become director; and

•         all executive officers, directors and nominees as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o ENDRA Life Sciences Inc. at 3600 Green Court, Suite 350, Ann Arbor, Michigan 48105. To our knowledge, each person listed below has sole voting and investment power over the shares shown as beneficially owned except to the extent jointly owned with spouses or otherwise noted below.

Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of stock which a person has the right to acquire (i.e., by the exercise of any option or warrant) within 60 days after April 30, 2018 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The applicable percentage of common stock outstanding as of April 30, 2018 is based upon 3,923,027 shares outstanding on that date.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned		Percentage of Common Stock Outstanding
Directors and Executive Officers
Francois Michelon	163,299	(1)	4.0%
Michael Thornton	205,558	(2)	5.1%
David R. Wells	30,833	(3)	*
Dr. Sanjiv Sam Gambhir	28,832	(4)	*
Michael Harsh	17,371	(5)	*
Alexander Tokman	21,170	(6)	*
Anthony DiGiandomenico	76,720	(7)	1.9%
All directors and executive officers as a group (7 individuals)	546,780		12.7%
Other 5% or More Shareholders
Longboard Capital Advisors, LLC	652,463	(8)	15.7%

____________

*         Less than one percent.

(1)      Consists of 26,544 shares of common stock and 136,755 shares of common stock issuable upon the exercise of options that are presently exercisable.

(2)      Consists of 59,998 shares of common stock, 144,570 shares of common stock issuable upon the exercise of options that are presently exercisable and 999 shares of common stock issuable upon the exercise of restricted warrants.

(3)      Consists of 18,833 shares of common stock and 12,000 shares of common stock issuable upon the exercise of options that are presently exercisable.

(4)      Consists of 28,832 shares of common stock issuable upon the exercise of options that are presently exercisable.

(5)      Consists of 17,371 shares of common stock issuable upon the exercise of options that are presently exercisable.

(6)      Consists of 21,170 shares of common stock issuable upon the exercise of options that are presently exercisable.

(7)      Consists of 58,625 shares of common stock, 17,096 shares of common stock issuable upon the exercise of options that are presently exercisable and 999 shares of common stock issuable upon the exercise of restricted warrants.

(8)      Based solely on the Schedule 13G filed on July 13, 2017 by Longboard Capital Advisors, LLC (“Longboard”) and Brett Conrad. According to the filing, shares consist of 429,437 shares of common stock and 223,026 shares of common stock issuable upon the exercise of warrants owned by Longboard. Mr. Conrad is the managing member of Longboard and has the power to make voting and investment decisions regarding the shares of common stock and warrants held by Longboard. The address for this investor is 1312 Cedar Street, Santa Monica, CA 90405.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of five members. Upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board has nominated the five current directors for election at the 2018 Annual Meeting to hold office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified.

Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for any individual nominee will be voted FOR the election of the nominees named below. The Board knows of no reason why any nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE NOMINEES LISTED BELOW

The following table sets forth the nominees to be elected at the 2018 Annual Meeting, the year such director was first elected as a director, and the positions currently held by each director with ENDRA.

Nominee’s or Director’s Name	Year First Became Director	Position with the Company
Francois Michelon	2015	Chief Executive Officer and Chairman of the Board
Anthony DiGiandomenico	2013	Director
Dr. Sanjiv Sam Gambhir	2008	Director
Michael Harsh	2015	Director
Alexander Tokman	2008	Director

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR DIRECTOR

Set forth below is background information for each current director and nominee for director, as well as information regarding additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that such director or nominee should serve on the Board.

Francois Michelon, age 52, joined ENDRA as Chief Executive Officer and Chairman of our board of directors in 2015. He has 20 years of healthcare technology experience in general management, operations, strategy and marketing across the diagnostic imaging, surgical instrument and dental sectors.

From 2012 to 2014, Mr. Michelon served as Vice President of Global Marketing for the 3i division of Biomet, Inc. (now Zimmer Biomet Holdings, Inc.), a provider of oral reconstruction technologies, where he was responsible for the upstream and downstream development of the division’s global portfolio. From 2004 to 2011, Mr. Michelon served as Group Director of Global Services and Visualization for Smith & Nephew plc’s Advanced Surgical Devices division, where he led in the B2B service and capital equipment sectors, and had responsibility over the financial performance of these as well. From 1997 to 2004, Mr. Michelon worked at GE Healthcare in a variety of global upstream and downstream marketing roles.

Mr. Michelon received an MBA from Carnegie-Mellon University and a BA in Economics from the University of Chicago. He has also earned his Six Sigma Black Belt certification.

Mr. Michelon’s extensive industry and executive experience and his intimate understanding of our business as our Chief Executive Officer, position him well to serve as a member of our board of directors.

Anthony DiGiandomenico, age 51, joined our board of directors in 2013. A co-founder of MDB Capital Group LLC, Mr. DiGiandomenico focuses on corporate finance and capital formation for growth-oriented companies. He has participated in all areas of corporate finance including private capital, public offerings, PIPEs, business consulting and strategic planning, and mergers and acquisitions.

Mr. DiGiandomenico has also worked on a wide range of transactions for growth-oriented companies in biotechnology, nutritional supplements, manufacturing and entertainment industries. Prior to forming MDB Capital Group LLC in 1997, Mr. DiGiandomenico served as President and CEO of the Digian Company, a real estate development company. Currently, Mr. DiGiandomenico serves on the board of directors of Cue Biopharma, Inc., an immunotherapy company.

Mr. DiGiandomenico holds an MBA from the Haas School of Business at the University of California, Berkeley and a BS in Finance from the University of Colorado.

Mr. DiGiandomenico’s financial expertise, general business acumen and significant executive leadership experience position him well to make valuable contributions to our board of directors.

Dr. Sanjiv Sam Gambhir, age 55, joined our board of directors in 2008. He is the Virginia & D.K. Ludwig Professor of Cancer Research and the Chair of Radiology at Stanford University School of Medicine. He also heads the Canary Center at Stanford for Cancer Early Detection and directs the Molecular Imaging Program at Stanford (MIPS).

He received an MD/PhD from the UCLA Medical Scientist Training Program. He has many publications in the field and numerous patents pending or granted. He has developed and clinically translated several multimodality molecular imaging strategies including imaging of gene and cell therapies. He has also pioneered imaging areas such as Bioluminescence Resonance Energy Transfer (BRET), split-reporter technology, Raman imaging in vivo, Molecular Photoacoustic imaging, PET reporter genes, and novel in vitro and in vivo strategies for the early detection of cancer.

Dr. Gambhir serves on numerous academic advisory boards for universities around the world and also served as a member of the Board of Scientific Advisors of the National Cancer Institute from 2004 to 2012. He has also founded or co-founded several startups in the diagnostics space. Among his many awards are the George Von Hevesy Prize and the Paul C. Aebersold Award for outstanding achievement in basic nuclear medicine science from the Society of Nuclear Medicine, Outstanding Researcher Award from the Radiological Society of Northern America, the Distinguished Clinical Scientist Award from the Doris Duke Charitable Foundation, the Holst Medal, the Tesla Medal, and the Hounsfield Medal from Imperial College, London. He was elected to the Institute of Medicine of the U.S. National Academies in 2008.

Dr. Gambhir’s unique and extensive scientific and technical expertise positions him well to serve on our board of directors.

Michael Harsh, age 63, joined our board of directors in 2015. He has 39 years’ experience in healthcare technology, focused on diagnostic imaging. Mr. Harsh was most recently GE Healthcare’s Vice President and Chief Technology Officer, leading its global science and technology organization and research and development teams in diagnostics, healthcare IT and life sciences.

In 2004, Mr. Harsh was named Global Technology Leader – Imaging Technologies Lab at the GE Global Research Center, where he led the research for imaging technologies across the company as well as the research associated with computer visualization/image analysis and superconducting systems. He led the Engineering division for GE Industrial and Enterprise Solutions from 2006 to 2009. Mr. Harsh was named an officer of General Electric Company in November 2006. Mr. Harsh is the co-founder of Terapede Systems, a digital x-ray detector startup, a member of the boards of directors of FloDesign Sonics, Imagion Biosystems, and EmOpti as well as a member the Radiological Society of North America (“RSNA”), Research & Education Foundation Board of Trustees. He is also a McKinsey Senior Advisor and a consultant in the medical device industry.

Mr. Harsh is a graduate of Marquette University, where he earned a bachelor’s degree in Electrical Engineering. He holds numerous U.S. patents in the field of medical imaging and instrumentation. In 2008, Mr. Harsh was elected to the American Institute for Medical and Biological Engineering College of Fellows for his significant contributions to the medical and biological engineering field.

Mr. Harsh’s extensive industry, executive and board experience position him well to serve on our board of directors.

Alexander Tokman, age 56, joined our board of directors in 2008. He has served as President, Chief Executive Officer, and a director of Microvision, Inc., a publicly traded laser beam scanning projection and imaging company, from January 2006 to December 2017.

Previously, Mr. Tokman completed a 10+ year tenure as an executive with GE Healthcare, where he led several global businesses, most recently as a General Manager of its Global Molecular Imaging and Radiopharmacy multi-technology business unit from 2003 to 2005.

Between 1995 and 2003, Mr. Tokman served in various leadership roles at GE Healthcare, where he led the definition and successful commercialization of several product segments, including PET/CT, which generated over $500 million of revenue within the first three years of its launch.

Mr. Tokman is a certified Six Sigma and Design for Six Sigma (DFSS) Black Belt and Master Black Belt and as one of General Electric Company’s Six Sigma pioneers, he drove the quality culture change across GE Healthcare in the late 1990s. From 1989 to 1995, Mr. Tokman served as development programs lead and a head of Industry and Regional Development at Tracor Applied Sciences. Mr. Tokman has both an MS and BS in Electrical Engineering from the University of Massachusetts, Dartmouth.

Mr. Tokman’s industry expertise and significant executive leadership and director experience position him well to make valuable contributions to our board of directors.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is background information relating to our executive officers:

Name	Age	Position
Francois Michelon	52	Chief Executive Officer and Chairman
Michael Thornton	49	Chief Technology Officer
David Wells	55	Chief Financial Officer

Francois Michelon is discussed above under Information Concerning Directors and Nominees for Director.

Michael Thornton joined ENDRA as Chief Technology Officer in 2007. Prior to that, Mr. Thornton was a founder and President of Enhanced Vision Systems Corp., or EVS, a developer and supplier of medical imaging equipment to the pharmaceutical, biotech, and academic sectors.

In 2002, EVS was acquired by General Electric Company and was integrated into the Functional and Molecular Imaging business unit of GE Medical Systems (now GE Healthcare, a subsidiary of General Electric Company). Following the acquisition of EVS by GE Medical Systems, Mr. Thornton held a number of positions at GE Healthcare, including Sales Manager, Global Product Manager, and Site Leader. He was a member of the leadership team that expanded the pre-clinical imaging business to include: computed tomography, optical, and positron emission tomography imaging technologies, with global market reach. He is also a founder of Volumetrics Medical Corp., a developer and manufacturer of quality assurance devices for diagnostic imaging.

Prior to founding EVS, Mr. Thornton developed medical imaging related technologies at the Robarts Research Institute (London, Ontario, Canada) for which he obtained an MSc in Electrical Engineering from the University of Western Ontario. Mr. Thornton also holds a BASc in Electrical Engineering from the University of Toronto and is a member of the American Association of Physicists in Medicine.

David Wells became our Chief Financial Officer on an interim basis in 2014 and on a continuing basis in 2017. He possesses over 30 years of experience in finance, operations and administrative positions. While mainly focused on technology companies, Mr. Wells has also worked in the water treatment, supply-chain management, manufacturing and professional services industries.

Mr. Wells is the founder of Wells Compliance Group, a technology-based services firm supporting the financial reporting needs of publicly traded companies and privately held firms whose investor or shareholder base requires timely GAAP-compliant financial reporting. Through StoryCorp Consulting (d/b/a/ Wells Compliance Group), Mr. Wells consults with several emerging growth companies and has served as the principal financial officer of Mount Tam Biotechnologies, Inc., a biopharmaceutical company (August 2015 to April 2016), Content Checked Holdings, Inc., a technology company (April 2015 to November 2016), and LiveXLive Media, Inc. (formerly Loton, Corp.), a media company (February 2016 to April 2017). From 2009 to 2013, he was the President, CFO and a Director of Sionix Corporation, a publicly traded water treatment company.

Mr. Wells holds an MBA from Pepperdine University and a BS in Finance and Entrepreneurship from Seattle Pacific University.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of Mr. DiGiandomenico, Dr. Gambhir, Mr. Harsh and Mr. Tokman is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market (“NASDAQ”). Furthermore, the Board has determined that all of the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent within the meaning of the director independence standards of NASDAQ and the rules of the SEC applicable to each such committee.

Board Leadership Structure

We have a Chairman of the Board who presides at all meetings of the Board. Currently, Mr. Michelon serves as the Chairman of the Board and Chief Executive Officer. ENDRA has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. Our bylaws permit these positions to be held by the same person, and the Board believes that it is in the best interests of the Company to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances. The Board has determined that it is appropriate for Mr. Michelon to serve as both Chairman and Chief Executive Officer because combining the roles of Chairman and Chief Executive Officer: (1) enhances the alignment between the Board and management in strategic planning and execution as well as operational matters, (2) avoids the confusion over roles, responsibilities and authority that can result from separating the positions, and (3) streamlines board process in order to conserve time for the consideration of the important matters the Board needs to address. Further, four of our five current Board members have been deemed to be independent by our Board; therefore, we believe our Board structure provides sufficient independent oversight of our management. The Board has not named a lead independent director.

Communications with the Board of Directors

Security holders who wish to communicate directly with the Board, the independent directors of the Board or any individual member of the Board may do so by sending such communication by certified mail addressed to the Chairman of the Board, the entire Board of Directors, to the independent directors as a group or to the individual director or directors, in each case, c/o Secretary, ENDRA Life Sciences Inc., 3600 Green Court, Suite 350, Ann Arbor, Michigan 48105. The Secretary reviews any such security holder communication and forwards relevant communications to the addressee.

Policies Regarding Director Nominations

The Board has delegated to its Corporate Governance and Nominating Committee responsibility for establishing membership criteria for the Board, identifying individuals qualified to become directors consistent with such criteria and recommending the director nominees.

The Corporate Governance and Nominating Committee is responsible for, among other things: (1) recommending to the Board persons to serve as members of the Board and as members of and chairpersons for the committees of the Board, (2) considering the recommendation of candidates to serve as directors submitted from the stockholders of the Company, (3) assisting the Board in evaluating the Board’s and its committees’ performance, (4) advising the Board regarding the appropriate board leadership structure for the Company, (5) reviewing and making recommendations to the Board on corporate governance and (6) reviewing the size and composition of the Board and recommending to the Board any changes it deems advisable.

The Board seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. The Corporate Governance and Nominating Committee has not set specific, minimum qualifications that must be met by director candidates. Rather, in determining candidates to recommend to the Board to serve as members of the Board, the Corporate Governance and Nominating Committee will consider, among other things, whether a candidate is of the highest ethical character and shares the Company’s values and whether the candidate’s reputation, both personal and professional, in consistent with the image and reputation of the Company. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. However, the Corporate Governance and Nominating Committee does not have a formal policy concerning the diversity of the Board.

Procedures for Recommendation of Director Nominees by Stockholders

The Corporate Governance and Nominating Committee considers individuals properly recommended by stockholders in the same manner as it considers director nominees identified by other means. To submit a recommendation to the Corporate Governance and Nominating Committee for director nominee candidates, a stockholder must make such recommendation in writing and include:

•         as to the stockholder making the recommendation and the beneficial owner, if any, on whose behalf the nomination is made:

•         the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;

•         the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner;

•         a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee;

•         description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made;

•         a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

•         a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination; and

•         any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

•         as to each person whom the stockholder proposes to nominate for election as a director:

•         full biographical information concerning the director candidate, including a statement about the candidate’s qualifications;

•         all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•         a description of all relationships between the candidate and any of the Company’s competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company; and

•         such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Recommendations must be sent to the Chairperson of the Corporate Governance and Nominating Committee, c/o Secretary, ENDRA Life Sciences Inc., 3600 Green Court, Suite 350, Ann Arbor, Michigan 48105. The Secretary must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that with respect to a special meeting of stockholders called by us for the purpose of electing directors to the Board of Directors, the Secretary must receive any such recommendation not earlier than the 120th day prior to such special meeting nor later than the later of (1) the close of business on the 90th day prior to such special meeting or (2) the close of business on the 10th day following the day on which a public announcement is first made regarding such special meeting. We will promptly forward any such nominations to the Corporate Governance and Nominating Committee. Once the Corporate Governance and Nominating Committee receives a recommendation for a director candidate, such candidate will be evaluated in the same manner as other candidates and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Each director is encouraged to attend the 2018 Annual Meeting of stockholders either in person or telephonically. We did not have a 2017 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have in place a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, officers and employees. The Code of Ethics is designed to deter wrongdoing and to promote:

•         honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•         full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

•         compliance with applicable governmental laws, rules and regulations;

•         the prompt internal reporting of violations of the Code of Ethics to an appropriate person identified in the Code of Ethics; and

•         accountability for adherence to the Code of Ethics.

A current copy of the Code of Ethics is available at www.endrainc.com. A copy may also be obtained, free of charge, from us upon a request directed to ENDRA Life Sciences, Inc., 3600 Green Court, Suite 350, Ann Arbor, Michigan 48105, attention: Investor Relations. We intend to disclose any amendments to or waivers of a provision of the Code of Ethics required to be disclosed by applicable SEC rules by posting such information on our website available at www.endrainc.com and/or in our public filings with the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our bylaws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board. The Board has the authority to increase the number of directors, fill any vacancies on the Board and to decrease the number of directors. The number of directors currently fixed by our Board is five.

Our Board of Directors met four times during the year ended December 31, 2017. No director attended less than 75 percent of all meetings of the Board and applicable committee meetings in 2017 held during the period for which he was a director. The Board of Directors currently has standing Audit, Compensation and Corporate Governance and Nominating Committees. The Board and each standing committee retains the authority to engage its own advisors and consultants. Each standing committee has a charter that has been approved by the Board of Directors. A copy of each committee charter is available at www.endrainc.com. Each committee reviews the appropriateness of its charter annually or at such other intervals as each committee determines.

The following table sets forth the current members of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board:

Name	Audit	Compensation	Corporate Governance and Nominating
Anthony DiGiandomenico	Chair	X
Michael Harsh	X	X	Chair
Alexander Tokman	X	Chair	X
Dr. Sanjiv Sam Gambhir			X

Committees

Audit Committee. Our Audit Committee consists of Mr. DiGiandomenico, Mr. Harsh and Mr. Tokman. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the NASDAQ director independence standards and applicable rules of the SEC for audit committee members. The Board of Directors has elected Mr. DiGiandomenico as Chairperson of the Audit Committee and has determined that he qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information. The Audit Committee (1) reviews, monitors and reports to the Board of Directors on the adequacy of the Company’s financial reporting process and system of internal controls over financial reporting, (2) has the ultimate authority to select, evaluate and replace the independent auditor and is the ultimate authority to which the independent auditors are accountable, (3) in consultation with management, periodically reviews the adequacy of the Company’s disclosure controls and procedures and approves any significant changes thereto, (4) provides the audit committee report for inclusion in our proxy statement for our annual meeting of stockholders and (5) recommends, establishes and monitors procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee was formed in December 2016 and met one time in 2017.

Compensation Committee. Our Compensation Committee presently consists of Mr. DiGiandomenico, Mr. Harsh and Mr. Tokman, each of whom is a non-employee director as defined in Rule 16b-3 of the Exchange Act. The Board has also determined that each member of the Compensation Committee is also an independent director within the meaning of NASDAQ’s director independence standards. Mr. Tokman serves as Chairperson of the Compensation Committee. The Compensation Committee (1) discharges the responsibilities of the Board of Directors relating to the compensation of our directors and executive officers, (2) oversees the Company’s procedures for consideration and determination of executive and director compensation, and reviews and approves all executive compensation, and (3) administers and implements the Company’s incentive compensation plans and equity-based plans. The Compensation Committee was formed in December 2016 and did not meet in 2017.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee consists of Mr. Harsh, Mr. Tokman and Dr. Gambhir. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an independent director within the meaning of the NASDAQ director independence standards and applicable rules of the SEC. Mr. Harsh serves as Chairperson of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (1) recommends to the Board of Directors persons to serve as members of the Board of Directors and as members of and chairpersons for the committees of the Board of Directors, (2) considers the recommendation of candidates to serve as directors submitted from the stockholders of the Company, (3) assists the Board of Directors in evaluating the performance of the Board of Directors and the Board committees, (4) advises the Board of Directors regarding the appropriate board leadership structure for the Company, (5) reviews and makes recommendations to the Board of Directors on corporate governance and (6) reviews the size and composition of the Board of Directors and recommends to the Board of Directors any changes it deems advisable. The Corporate Governance and Nominating Committee was formed in December 2016 and did not meet in 2017.

Role of the Board of Directors in Risk Oversight

Enterprise risks are identified and prioritized by management and the Board receives periodic reports from the Company’s head of compliance regarding the most significant risks facing the Company. These risks include, without limitation, the following:

•         risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation;

•         risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters;

•         risks and exposures relating to corporate governance, and management and director succession planning; and

•         risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Anthony DiGiandomenico, Michael Harsh and Alexander Tokman. None of the current or former members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee meets the independence requirements promulgated by The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and has discussed them with both management and RBSM LLP (“RBSM”), the Company’s independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has reviewed permitted services under rules of the SEC as currently in effect and discussed with RBSM its independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered and discussed the compatibility of non-audit services provided by RBSM with that firm’s independence.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report.

Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE:

Anthony DiGiandomenico, Chair Michael Harsh Alexander Tokman

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program have to date included base salary and long-term equity compensation in the form of stock options. We believe successful long-term Company performance is more critical to enhancing stockholder value than short-term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long-term performance-based equity compensation over base annual salaries.

The following table sets forth information concerning the compensation earned by the individual that served as our Principal Executive Officer during 2017 and our two most highly compensated executive officers other than the individual who served as our Principal Executive Officer during 2017 (collectively, the “named executive officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	TOTAL ($)
Francois Michelon	2017	347,452	(3)	93,275	—	1,378,076	—	1,818,803
Chief Executive Officer	2016	262,152	(4)	—	—	—	—	262,152
Michael Thornton	2017	281,570	(5)	44,198	—	1,402,537	—	1,728,305
Chief Technology Officer	2016	218,056	(6)	—	—	—	—	218,056
David R. Wells(7)	2017	92,000		10,000	94,165	72,907	—	269,072
Chief Financial Officer	2016	60,000		—	—	—	—	60,000

____________

(1)      The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see notes 2 and 6 to our audited financial statements included herein.

(2)      The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see notes 2 and 7 to our audited financial statements included herein.

(3)     Amount shown reflects cash amounts paid to Mr. Michelon in 2017, which amount includes payment for accrued salary of $53,819 that remained unpaid from his salary earned in 2015. During 2017, Mr. Michelon’s annual salary was raised from $250,000 to $325,000 per year on May 12, 2017. Accordingly, his base salary was $293,633 for calendar 2017.

(4)     Amount shown reflects cash amounts paid to Mr. Michelon in 2016, which amount includes payment for accrued salary of $12,152 that remained unpaid from his salary earned in 2015. During 2016, Mr. Michelon’s base salary was $250,000.

(5)     Amount shown reflects cash amounts paid to Mr. Thornton in 2017, which amount includes payment for accrued salary of $51,438 that remained unpaid from his salary earned in 2015. During 2017, Mr. Thornton’s annual salary was raised from $200,000 to $245,000 per year on May 12, 2017. Accordingly, his base salary was $230,132 for calendar 2017.

(6)     Amount shown reflects cash amounts paid to Mr. Thornton in 2016, which amount includes payment for accrued salary of $18,056 that remained unpaid from his salary earned in 2015. During 2016, Mr. Thornton’s base salary was $200,000.

(7)      Represents fees earned by StoryCorp Consulting (d/b/a Wells Compliance Group). Pursuant to the consulting agreement described below, we issued 18,833 shares of our common stock valued at $94,165 in 2017.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Francois Michelon	23,665	11,833	(1)	10.01	7/1/20
	—	307,310	(2)	5.00	5/12/25
	—	31,960	(2)	4.55	5/12/25
Michael Thornton	29,471	—		10.01	11/1/18
	—	313,338	(2)	5.00	5/12/25
	—	31,960	(2)	4.55	5/12/25
David Wells	2,500	12,500	(3)	5.00	5/12/21
	7,000	—		5.00	5/12/22

____________

(1)      Represents unvested portion of the options, which vest in three equal annual installments beginning on July 1, 2016.

(2)     These options vest in three equal annual installments beginning on May 12, 2018.

(3)      Represents unvested portion of the options, which vest in twelve equal quarterly installments beginning on August 12, 2017.

Equity Compensation Plan Table

The following table presents information on the Company’s equity compensation plans as of December 31, 2017. All outstanding awards relate to our common stock.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	940,121	(1)	$5.65	404,953	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	940,121		$5.65	404,953

____________

(1)      Consists of outstanding stock options exercisable for 940,121 shares of common stock issued under our 2016 Omnibus Incentive Plan, which amended and restated our Second Amended and Restated 2013 Stock Incentive Plan.

(2)      Consists of 404,953 shares of common stock available for future issuance under our 2016 Omnibus Incentive Plan.

Employment Agreements and Change of Control Arrangements

The following is a summary of the employment arrangements with our named executive officers.

Francois Michelon. Effective May 12, 2017, the Company entered into an amended and restated employment agreement with Francois Michelon, our Chief Executive Officer and Chairman of our board of directors. The term of the employment agreement runs through December 31, 2019. The employment agreement provides for an annual base salary that is subject to adjustment at the board of directors’ discretion. Effective April 2018, the board approved an increase in Mr. Michelon’s salary to $345,000. Under the employment agreement, Mr. Michelon is eligible for an annual cash bonus based upon achievement of performance-based objectives established by our board of directors. Pursuant to Mr. Michelon’s employment agreement, upon the closing of our initial public offering he was granted options to purchase 307,310 shares of common stock. The options have an exercise price of $5.00 per share of common stock and vest in three equal annual installments beginning on May 12, 2018. Upon termination without cause, any portion of Mr. Michelon’s options scheduled to vest within 12 months will automatically vest, and upon termination without cause within 12 months following a change of control, the entire unvested portion of the option will automatically vest. Upon termination for any other reason, the entire unvested portion of the option will terminate.

If Mr. Michelon’s employment is terminated by the Company without cause, Mr. Michelon will be entitled to receive 12 months’ continuation of his current base salary and a lump sum payment equal to 12 months of continued healthcare coverage (or 24 months’ continuation of his current base salary and a lump sum payment equal to 24 months of continued healthcare coverage if such termination occurs within one year following a change in control).

Under his employment agreement, Mr. Michelon is eligible to receive benefits that are substantially similar to those of the Company’s other senior executive officers.

Michael Thornton. Effective May 12, 2017, the Company entered into an amended and restated employment agreement with Michael Thornton, our Chief Technology Officer. The term of the employment agreement runs through December 31, 2019. The employment agreement provides for an annual base salary that is subject to adjustment at the board of directors’ discretion. Effective April 2018, the board approved an increase in Mr. Thornton’s salary to $260,000. Under the employment agreement, Mr. Thornton is eligible for an annual cash bonus based upon achievement of performance-based objectives established by our board of directors. Pursuant to Mr. Thornton’s employment agreement, upon the closing of our initial public offering he was granted options to purchase 313,338 shares of common stock. The options have an exercise price of $5.00 per share of common stock and vest in three equal annual installments beginning on May 12, 2018. Upon termination without cause, any portion of Mr. Thornton’s option scheduled to vest within 12 months will automatically vest, and upon termination without cause within 12 months following a change of control, the entire unvested portion of the option will automatically vest. Upon termination for any other reason, the entire unvested portion of the option will terminate.

If Mr. Thornton’s employment is terminated by the Company without cause, Mr. Thornton will be entitled to receive 12 months’ continuation of his current base salary and a lump sum payment equal to 12 months of continued healthcare coverage (or 24 months’ continuation of his current base salary and a lump sum payment equal to 24 months of continued healthcare coverage if such termination occurs within one year following a change in control).

Under his employment agreement, Mr. Thornton is eligible to receive benefits that are substantially similar to those of the Company’s other senior executive officers.

David R. Wells. On May 12, 2017, the Company entered into a consulting agreement with StoryCorp Consulting (“StoryCorp”), pursuant to which David Wells provides services to the Company as its Chief Financial Officer. Pursuant to the consulting agreement, the Company pays to StoryCorp a monthly fee of $9,000. Additionally, pursuant to the consulting agreement, the Company granted to Mr. Wells a stock option to purchase 15,000 shares of common stock in connection with the closing of our initial public offering, having an exercise price per share equal to $5.00 and vesting in twelve equal quarterly installments, and, for so long as the consulting agreement is in place, will grant to Mr. Wells a stock option to purchase the same number of shares of common stock with the same terms on each annual anniversary of the date of the consulting agreement.

Director Compensation

Effective on May 12, 2017, the Company adopted a non-employee director compensation policy pursuant to which our non-employee directors receive on an annual basis a $36,000 retainer paid in cash and an annual equity award with a value of $30,000. The equity award consists of a stock option grant made on the first trading day following December 31 of each year covering a number of shares of common stock equal to $30,000 divided by the closing price of its common stock on such date which vests in full on the one year anniversary of grant; provided, the grants for 2017 were made on May 12, 2017 upon the closing of the Company’s initial public offering and each covered 6,000 shares of common stock.

The following table sets forth information with respect to compensation earned by or awarded to each of our non-employee directors who served on our board of directors during the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Anthony DiGiandomenico	14,129	48,696	62,825
Dr. Sanjiv Sam Gambhir	14,129	48,696	62,825
Michael Harsh	14,129	48,696	62,825
Alexander Tokman	14,129	48,696	62,825

____________

(1)      The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see note 7 to our audited financial statements included herein. The following table shows the number of shares subject to outstanding option awards held by each non-employee director as of December 31, 2017:

Name	Shares Subject to Outstanding Stock Option Awards (#)
Anthony DiGiandomenico	23,157
Dr. Sanjiv Sam Gambhir	34,893
Michael Harsh	23,432
Alexander Tokman	27,231

Proposal 2 — First Amendment of ENDRA Life Sciences Inc.
2016 Omnibus Incentive Plan

Background

The Company currently maintains the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”), which was adopted by the Board on November 14, 2016 and approved by our stockholders effective December 5, 2016. Upon its approval, the Omnibus Plan amended and restated in its entirety the Company’s Second Amended and Restated 2013 Stock Incentive Plan.

Under the Omnibus Plan, the Company initially reserved 1,345,074 shares of common stock for issuance to eligible employees, officers, non-employee directors, consultants, and advisors of the Company or of any affiliate. This amount of shares represented 18% of the total number of shares of Company common stock outstanding (on a fully-diluted basis) immediately after our initial public offering. Omnibus Plan awards may take the form of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, and other cash- or stock-based awards.

We are asking stockholders to approve a first amendment to the Omnibus Plan (the “Omnibus Plan Amendment”), which would, among other things, provide for an automatic annual increase to the pool of shares available for issuance each January 1 beginning in 2019 by an amount equal to the lesser of (i) the number of shares necessary such that the aggregate number of shares available under the plan equals 25% of the number of fully-diluted outstanding shares on the increase date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and exercise of all outstanding options and warrants to purchase shares) and (ii) if the Board of Directors takes action to set a lower amount, the amount determined by the Board.

The Board believes that the Omnibus Plan is an important part of the Company’s compensation philosophy and programs. Our ability to attract, retain, and motivate qualified officers, non-employee directors, employees, consultants, and advisors is important to our success. The Board believes that the interests of the Company and its stockholders will be advanced if we can continue to offer our officers, non-employee directors, key employees, consultants, and advisors the opportunity to acquire or increase a direct proprietary interest in the Company. In connection with its continuous evaluation of the Company’s compensation program, the Board has determined that it is in the best interest of the Company to approve, subject to further stockholder approval, the Omnibus Plan Amendment.

Material Features of Omnibus Plan, as Amended by the Omnibus Plan Amendment

The material terms of the Omnibus Plan, as amended by the Omnibus Plan Amendment, are summarized below. This summary of the Omnibus Plan is not intended to be a complete description of the plan, as amended by the Omnibus Plan Amendment, and is qualified in its entirety by the terms of the Omnibus Plan. The proposed changes to the Omnibus Plan as a result of the Omnibus Plan Amendment are set forth in Appendix A.

Administration

The Omnibus Plan may be administered by the Board or a committee designated by the Board (the “Administrator”). The Board has designated its Compensation Committee to be the Administrator. The Administrator has the authority to take all actions and make all determinations required to administer the plan, including to: (1) designate participants; (2) determine the types of awards to be made to participants; (3) determine the number of shares to be subject to awards; (4) establish the terms and conditions of awards; (5) prescribe the form of each award agreement; and (6) amend, modify, or supplement the terms or conditions of outstanding awards.

All actions, determinations, and decisions by the Administrator under the Omnibus Plan, any award, or any award agreement will be in the Administrator’s sole discretion and will be final, binding, and conclusive. No member of the Board or of its Compensation Committee will be liable for any action or determination made in good faith under the plan, any award, or award agreement.

Eligibility

Omnibus Plan awards may be made to any employee, officer, non-employee director, consultant, or advisor of the Company or any of our affiliates as the Administrator may determine and designate from time to time. As of

April 30, 2018, approximately 20 individuals would have been eligible to receive awards under the plan (based on the flexible definition of eligible participant), including three executive officers and four non-employee directors. However, the Company historically has granted awards under its equity compensation plans to a total of approximately 15 employees and directors, in the aggregate, in any given fiscal year.

Number of Authorized Shares

The Omnibus Plan offers awards based on shares of our common stock. When the plan originally became effective, 1,345,074 shares were available for grant (which represented 18% of the total number of fully-diluted outstanding shares immediately after our initial public offering). As of April 30, 2018, the total number of shares of our common stock available for issuance under the plan was 357,163 shares. Further, upon approval of the Omnibus Plan Amendment, on each January 1 beginning in 2019, the number of shares authorized to be issued under the plan will be increased by an amount equal to the lesser of (1) the number of shares necessary such that the aggregate number of shares available to be issued under the plan equals 25% of the number of fully-diluted outstanding shares on such date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and exercise of all outstanding options and warrants to purchase shares) and (2) if the Board of Directors takes action to set a lower amount, the amount determined by the Board.

Shares issued under the Omnibus Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise.

Any Omnibus Plan award settled in cash will not be counted as issued shares under the plan. If any plan award expires, or is terminated, surrendered, or forfeited, the unissued shares covered by the award will again be available for the grant of plan awards. If shares issued under the plan are repurchased by, or are surrendered or forfeited to the Company, at no more than cost, then those shares will again be available for the grant of plan awards. If shares issuable upon exercise, vesting, or settlement of an award, or shares owned by a participant are surrendered or tendered to the Company in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award, such surrendered or tendered shares will again be available for the grant of plan awards. Substitute awards will not be counted against the number of shares available for the grant of plan awards.

Following approval of the Omnibus Plan Amendment, the 357,163 shares currently available for issuance under the Omnibus Plan will remain available for ISOs.

Awards to Non-Employee Directors

The maximum value of Omnibus Plan awards granted to any non-employee director during any calendar year, taken together with any cash fees paid to that non-employee director under any other equity compensation plan of the Company or an affiliate during the calendar year, may not exceed $300,000 in total value (calculating the value of any equity awards based on the fair market value as of the grant date for financial reporting purposes). However, any awards granted to non-employee directors upon their initial election to the Board or the board of directors of an affiliate will not be counted towards this limit.

Adjustments

Subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by us, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than our common stock (excepting normal cash dividends) that has a material effect on the fair market value of our common stock, appropriate and proportionate adjustments will be made in the number and class of shares subject to the Omnibus Plan and to any outstanding awards, and in the option exercise price, SAR exercise price, or purchase price per share of any outstanding awards in order to prevent dilution or enlargement of existing stockholders’ rights under the plan.

If a majority of our common shares are exchanged for, converted into, or otherwise become shares of another corporation, the Administrator may unilaterally amend outstanding Omnibus Plan awards to provide that such awards are for new shares. In the event of any such amendment, the number of shares subject to, and the option exercise price, SAR exercise price, or purchase price per share of, the outstanding awards will be adjusted in a fair and equitable manner as determined by the Administrator. The Administrator may also make adjustments in the terms of any plan award to reflect, or related to, changes in our capital structure or distributions as it deems appropriate.

Types of Awards

The Omnibus Plan permits the issuance of NSOs, ISOs, SARs, RSUs, restricted stock, and other types of equity and cash incentive grants.

Option Awards (NSOs and ISOs). The plan provides for the grant of options to purchase shares of our common stock at exercise prices, and subject to the terms, conditions, and limitations, determined by the Administrator and set forth in option agreements. An option agreement will specify when and how a grantee may exercise the options, and it will contain the applicable terms and conditions. For example, options may not be immediately exercisable because the options vest over time or rights under the option agreement may change if the grantee’s employment status changes. An option that the Administrator intends to be an ISO may be granted only to our employees and will be subject to the requirements of Internal Revenue Code (“Code”) Section 422. The Board will have no liability if an option that is intended to be an ISO does not qualify as one. An option that does not qualify as an ISO is referred to as an NSO.

Stock Appreciation Rights (SARs). The plan provides for the grant of SARs, which may be awarded either alone or in tandem with, or as a component of, other awards. A SAR award agreement will include information about the terms and conditions under which a SAR will be exercisable, including any performance requirements. A SAR gives the right to receive, upon exercise, a payment of the excess of (1) the fair market value of one share of common stock on the exercise date over (2) the SAR exercise price. The SAR exercise price will be set forth in the SAR award agreement.

Restricted Stock. The plan provides for the grant of awards to acquire shares of our common stock, subject to certain restrictions. In general, a restricted stock award is an actual share of our common stock that is subject to certain vesting requirements and that we may hold until the applicable vesting date, at which time the share is released to the grantee. Alternatively, at the discretion of the Administrator, we may issue a restricted stock certificate to the grantee bearing the legends required by applicable securities laws. The Administrator will determine the terms and conditions of any restricted stock award, which will be set forth in the restricted stock agreement. Grantees will have all the rights of a stockholder with respect to the restricted shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in the restricted stock agreement.

Restricted Stock Units (RSUs). An RSU represents the right to earn one share of common stock (or its cash equivalent) upon the satisfaction of specified terms and conditions. An RSU may be settled in cash rather than stock to the extent provided in the RSU award agreement. The Administrator will determine the terms and conditions of any RSUs, which will be set forth in the RSU award agreement. In general, a grantee will not have any rights of a stockholder by virtue of receiving RSUs unless and until the grantee earn shares under those RSUs.

Performance Awards. The plan authorizes the Administrator to make awards conditioned on the attainment of certain performance goals, which includes stock- and cash-based annual or long-term incentive awards. The Administrator determines who may receive a performance award under the plan. The Administrator will settle a performance award in cash, shares, other awards offered under the plan, or property. The Administrator may adjust downward the permissible amount of any such award.

Other Common Stock-Based Awards. The Administrator may grant other stock-based awards based upon our common stock, either alone or in addition to or in conjunction with other plan awards. Such other stock-based awards will be subject to terms and conditions as the Administrator may determine.

Clawback

All awards, amounts, or benefits received or outstanding under the Omnibus Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. Acceptance of a plan award will be deemed to constitute acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable ENDRA clawback or similar policy that may apply, whether adopted before or after November 14, 2016, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

Transferability

Omnibus Plan awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of grantees’ designated family members for no value.

Change in Control

The Administrator may provide in any award agreement, or in the event of a change in control (as defined in the Omnibus Plan) may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting, or settlement — in connection with the change in control — of any outstanding plan awards.

Under the Omnibus Plan, in the event of a change in control, outstanding plan awards will remain the Company’s obligation or be assumed by the surviving or acquiring entity, or will be substituted for a substantially equivalent award for the acquiror’s stock. An award will be deemed assumed if, after the change in control, the award confers the right to receive, subject to the terms of the plan and the applicable award agreement, the consideration to which our stockholders were entitled under the change in control in exchange for each share subject to the award immediately before the change in control. However, if such consideration is not solely common stock of the acquiror, the Administrator may, with the consent of the acquiror, provide for the consideration to be received upon the exercise or settlement of an award, for each share subject to the award, to consist solely of common stock of the acquiror equal in fair market value to the per share consideration received by our stockholders in the change in control. If any portion of the consideration may be received by our stockholders in the change in control on a contingent or delayed basis, the Administrator may determine the fair market value per share at the time of the change in control on the basis of the Administrator’s good faith estimate of the present value of the probable future payment of such consideration. Any plan award that is not assumed or continued by the acquiror upon a change in control, nor exercised or settled as of the change in control, will terminate and cease to be outstanding effective upon the change in control.

Additionally, the Administrator may determine that upon a change in control, each or any plan award outstanding immediately before the change in control and not previously exercised or settled will be canceled in exchange for a payment for each vested share (and each unvested share, if determined by the Administrator) subject to the canceled award in (1) cash, (2) our stock or stock of a business entity a party to the change in control, or (3) other property that has a fair market value equal to the fair market value of the consideration to be paid per share of common stock in the change in control (reduced by any exercise or purchase price under the award).

Term, Termination, and Amendment of the Omnibus Plan

The Company may annul Omnibus Plan awards if a grantee is terminated for “cause” as defined in the plan.

Except as otherwise provided by the Administrator, if a grantee breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant set forth in an Omnibus Plan award agreement or any other agreement between the grantee and the Company or an affiliate, whether during or after the grantee’s service, in addition to any other penalties or restrictions that may apply, the grantee will forfeit or pay to the Company the following: (1) any and all outstanding plan awards granted, including awards that have become vested or exercisable; (2) any shares held in connection with the plan that were acquired after the separation from service and within the 12-month period immediately before the separation from service; (3) the profit realized from the exercise of any options or SARs that the grantee exercised after the separation from service or within the 12-month period immediately before the separation from service; and (4) the profit realized from the sale, or other disposition for consideration, of any shares received under the plan after the separation from service and within the 12-month period immediately before the separation from service (where the sale or disposition occurs during that same time period).

Unless earlier terminated by the Administrator, the Omnibus Plan will terminate, and no further awards may be granted, after May 7, 2028. The applicable terms and conditions of the plan, and any terms and conditions applicable to awards granted before the termination of the plan, will survive the termination of the plan and continue to apply to those awards. The Administrator may amend, suspend, or terminate the plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the plan or the amendment of an outstanding award may not materially impair grantees’ rights under an outstanding award.

New Plan Benefits

If the Omnibus Plan Amendment is adopted, there will be additional shares available under the Omnibus Plan for awards to officers, employees, and non-employee directors. The benefits to be received by grantees in the normal course under the Omnibus Plan cannot be determined at this time because grants under the Omnibus Plan are made at the discretion of the Administrator.

Federal Income Tax Information

This section contains only a general discussion of the potential federal income tax consequences to the Company and to U.S. taxpayers of awards under the Omnibus Plan as of the date of this proxy statement. State or local tax rules, and tax rules applicable in jurisdictions outside the United Sates, are not discussed. The federal income tax consequences relating to the plan are complex and are subject to change.

ISOs. ISOs granted under the plan are subject to the applicable provisions of the Code, including Code Section 422. If shares of our common stock are issued to a grantee upon the exercise of an ISO, and if the grantee make no “disqualifying disposition” of those shares within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (1) the grantee will recognize no income upon grant; (2) the grantee will recognize no income, for regular income tax purposes, upon exercise; (3) upon sale of the ISO shares, any amount realized in excess of the exercise price will be taxed for regular income tax purposes as a capital gain and any loss will be a capital loss; and (4) we will not be allowed to take any deduction for federal income tax purposes. The applicable capital gain tax rate will depend on how long the grantee holds the shares and on the grantee’s income tax bracket. If a grantee makes a “disqualifying disposition” of the ISO shares, the grantee will realize taxable ordinary income in an amount equal to the lesser of (A) the excess of the fair market value of the shares purchased at the time of exercise over the exercise price (the “bargain purchase element”) and (B) the gain on the sale, and we will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain (for which we will not be entitled a federal income tax deduction). Upon exercise of an ISO, the grantee may be subject to the alternative minimum tax. The grantee must notify the Company within 30 days of any disqualifying disposition of shares acquired by exercising an ISO.

NSOs. For NSOs granted under the plan, (1) a grantee will recognize no income upon grant; (2) upon exercise, the grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date, and we will receive a tax deduction for the same amount; and (3) on sale of the option shares, appreciation or depreciation after the exercise date will be treated as a capital gain or loss, in which case the applicable capital gain tax rate will depend on how long the grantee holds the shares and on the grantee’s income tax bracket.

SARs. For each SAR granted under the plan, (1) a grantee will recognize no income upon grant and (2) upon exercise, the grantee will recognize ordinary income in an amount equal to the difference between the SAR exercise price and the fair market value of the shares on the exercise date. We will receive a tax deduction for the same amount.

Restricted Stock. For restricted stock awards under the plan, if a grantee becomes entitled to receive shares at the end of the applicable restriction period without a forfeiture, the grantee will have ordinary income in an amount equal to the fair market value of the shares at that time. However, if the grantee makes a proper election under Code Section 83(b) within 30 days of the grant date, the grantee will have ordinary taxable income on the grant date equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the grantee forfeits the shares subject to an 83(b) election, the grantee will not be entitled to any deduction, refund, or loss for tax purposes. Upon sale of the shares after the restriction period has expired for a restricted stock award, the holding period to determine whether a grantee has long- or short-term capital gain or loss begins when the restriction period expires, and the grantee’s tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the grantee makes a proper election under Code Section 83(b) within 30 days of the grant date, the holding period begins on the grant date and the grantee’s tax basis will be equal to the fair market value of the shares on the grant date as if the shares were then unrestricted and could be sold immediately. We will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the grantee.

RSUs. A grantee will not recognize income and we will not be allowed a deduction at the time of grant. When the grantee receives payment for RSUs in cash or shares, the amount of the cash and the fair market value of the shares received will be ordinary income to the grantee and will be allowed as a deduction for federal income tax purposes to us. However, if there is a substantial risk that any shares used to pay out earned RSUs will be forfeited (for example, because the Administrator conditions the shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the grantee can elect to make a Code Section 83(b) election as previously described. We can take the deduction at the time the grantee recognizes the income.

Cash- and Stock-Based Performance Awards and Other Stock-Based Awards. Typically, a grantee will not have taxable income upon the grant of cash- or stock-based performance awards or other stock-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined and made, any cash received and the fair market value of any common stock received will constitute ordinary income to the grantee.

Section 409A of the Code. Certain plan awards may provide for the deferral of compensation subject to Code Section 409A, including RSUs and other stock-based awards. Generally, a deferral of compensation occurs for purposes of Code Section 409A when an award vests in one year, but payment under the award is not made until a later year. If a grantee receives an award that is subject to Code Section 409A and the terms of the award do not comply with certain requirements of Section 409A, ordinary income under the award may be accelerated to the year of vesting, rather than the year of payment. Further, the grantee may be required to pay an additional 20% penalty tax on the value of the award, as well as interest penalties.

Vote Required for Approval

Approval of the Omnibus Plan Amendment requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote.

Board Recommendation

The Board unanimously recommends that stockholders vote “FOR” the approval of the Omnibus Plan Amendment.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed RBSM LLP (“RBSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We are presenting this selection to our stockholders for ratification at the 2018 Annual Meeting.

RBSM audited our financial statements for 2017. A representative of RBSM is not expected to be present at the 2018 Annual Meeting, but will be available by telephone and will have an opportunity to make a statement if RBSM desires and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed or expected to be billed by RBSM for audit and non-audit services in 2017 and 2016, including “out-of-pocket” expenses incurred in rendering these services. The nature of the services provided for each category is described following the table.

Fee Category	2017	2016
Audit Fees(1)	$118,500	$50,000
Audit-Related Fees	$0	$0
Tax Fees	$5,000	$0
Total	$123,500	$50,000

____________

(1)      Audit fees include fees for professional services rendered for the audit of our annual statements, quarterly reviews, consents and assistance with and review of documents filed with the SEC.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires that all services to be provided by the Company’s independent public accounting firm, including audit services and permitted non-audit services, to be pre-approved by the Audit Committee. All audit and permitted non-audit services provided by RBSM during 2017 were pre-approved by the Audit Committee. Since the Audit Committee was not formed until December 2016 in connection with the Company’s initial public offering, it did not pre-approve any audit or permitted non-audit services provided by RBSM during 2016.

Vote Required for Approval

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote. If our stockholders fail to ratify the selection of RBSM as the independent registered public accounting firm for 2018, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

Board Recommendation

The Board unanimously recommends that the stockholders vote FOR ratification of the appointment of RBSM as our independent registered public accounting firm for 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for Review of Related Person Transactions

In December 2016, our Board of Directors adopted a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the SEC or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Corporate Governance and Nominating Committee shall review the material facts of all related person transactions (as defined in the related person transaction approval policy) and either approve or disapprove of the entry into any related person transaction. In the event that obtaining the advance approval of the Corporate Governance and Nominating Committee is not feasible, the Corporate Governance and Nominating Committee shall consider the related person transaction and, if the Corporate Governance and Nominating Committee determines it to be appropriate, may ratify the related person transaction. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Related Person Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2016 through December 31, 2017, described below are certain transactions or series of transactions between us and certain related persons.

On January 28, 2016, we issued convertible promissory notes to Sanjiv Gambhir (the “Gambhir Note”), Michael Harsh (the “Harsh Note”) and Alexander Tokman (the “Tokman Note”), each a member of our board of directors. The Gambhir Note and the Tokman Note are each in the principal sum of $20,000 and the Harsh Note is in the principal sum of $10,000. None of the notes accrue interest and all three are payable upon the earlier of (1) completion by the Company of an equity financing of $4.0 million or more and (2) the one-year anniversary of the issuance date. All outstanding amounts due under the Harsh Note, Tokman Note and Gambhir Note were paid in full on May 15, 2017.

From April 2016 through March 2017, we issued convertible promissory notes to the following related persons: (i) Francois Michelon, our Chief Executive Officer, in the principal sum of $35,000, (ii) Michael Thornton, our Chief Technology Officer, in the principal sum of $52,000, (iii) Anthony DiGiandomenico, a director of the Company, in the principal sum of $25,000, (iv) a trust beneficially owned by Robert C. Clifford, a beneficial owner of more than 5% of our common stock at the time of the transaction, in the principal sum of $19,474, (v) a trust beneficially owned by Daniel Landry, a beneficial owner of more than 5% of our common stock at the time of the transaction, in the principal sum of $25,000, (vi) Benjamin L. Padnos, a beneficial owner of more than 5% of our common stock at the time of the transaction, in the principal sums of $35,000, $54,500 and $100,000, (vii) Cynthia Padnos, an immediate family member of a beneficial owner of more than 5% of our common stock at the time of the transaction, in the principal sum of $12,096, (viii) Daniel Padnos, an immediate family member of a beneficial owner of more than 5% of our common stock at the time of the transaction, in the principal sums of $7,258 and $25,000, (ix) Jeffrey S. Padnos and Margaret M. Padnos (including trusts which they beneficially own), joint beneficial owners of more than 5% of our common stock at the time of the transaction, in the principal sums of $25,000 and $96,811, (x) Jonathan Padnos, an immediate family member of a beneficial owner of more than 5% of our common stock at the time of the transaction, in the principal sums of $17,258 and $25,000, (xi) Sivan Padnos Caspi, an immediate family member of a beneficial owner of more than 5% of our common stock at the time of the transaction, in the principal sum of $7,258, (xii) Michael Thornton, our Chief Technology Officer, in the principal sum of $20,000, and (xiii) Conal Thornton, the father of Michael Thornton, our Chief Technology Officer, in the principal sum of $20,000. Each such note accrued interest at the rate of 8% per annum and was secured by all assets of the Company. Upon the election of noteholders holding a majority of the outstanding principal amount of the convertible promissory notes, all outstanding convertible promissory notes were convertible into shares of the Company’s common stock, in each case at a conversion price of $1.40 per share. Pursuant to such terms, the noteholders elected to convert all of the outstanding principal and accrued interest on the convertible promissory notes into an aggregate of 1,232,859 shares of common stock of the Company on May 12, 2017, immediately prior to the completion of our initial public offering.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during 2017, except that (i) each of directors and executive officers failed to timely file a Form 3 upon the effectiveness of the registration of our common stock under Section 12(b) of the Exchange Act, (ii) Alexander Tokman filed one late Form 4 with respect to the granting of stock options, (iii) Anthony DiGiandomenico filed one late Form 4 with respect to the conversion of a convertible promissory note into common stock and the granting of stock options, and (iv) Sanjiv Gambhir filed one late Form 4 with respect to the granting of stock options.

OTHER BUSINESS

The Board knows of no business that will be presented for consideration at the 2018 Annual Meeting other than those items stated above. If any other business should properly come before the 2018 Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2018

The proxy statement and annual report to stockholders are available at http://investors.endrainc.com/NDRA/sec_filings.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2017 is available without charge upon written request to: Secretary, ENDRA Life Sciences Inc., 3600 Green Court, Ste. 350, Ann Arbor, Michigan 48105.

Appendix A

First Amendment to
ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan

This First Amendment, dated May 7, 2018 (the “Amendment”), to the 2016 Omnibus Incentive Plan (the “Existing Plan”; as amended hereby, the “Plan”), of ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), is made and adopted by the Company, subject to approval of the stockholders of the Company (the “Stockholders”).

Statement of Purpose

The Existing Plan was originally approved by the Company’s Board of Directors (the “Board”) on November 14, 2016, and by the Stockholders on December 5, 2016. The Board may amend the Existing Plan at any time, pursuant to and subject to Section 5.2 of the Existing Plan, contingent on approval by the Stockholders if the Stockholders’ approval is required by applicable securities exchange rules or applicable law. The Board has determined that it is advisable and in the best interest of the Company to amend the Existing Plan to provide for an annual increase in the number of Shares authorized for issuance under the Plan.

NOW, THEREFORE, the Existing Plan is hereby amended as follows, subject to approval by the Stockholders:

1.  Amendment to Section 4.1 of Existing Plan. Section 4.1 of the Existing Plan is hereby deleted in its entirety and replaced with the following:

“4.1. Authorized Number of Shares

Subject to adjustment under Section 15, the aggregate number of Shares that may be issued pursuant to the Plan shall equal 357,163, the number of available Shares remaining for the grant of Awards as of May 7, 2018; provided, however, that on each January 1 beginning in 2019, the number of Shares authorized to be issued under the Plan shall be increased by an amount equal to the lesser of (i) the number of Shares necessary such that the aggregate number of Shares available to be issued under the Plan equals 25% of the number of fully diluted outstanding Shares on the increase date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and exercise of all outstanding options and warrants to purchase Shares) and (ii) if the Board takes action to set a lower amount, the amount determined by the Board. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise.

Notwithstanding the foregoing, the maximum number of Shares available for issuance under Incentive Stock Options under the Plan shall be 357,163.”

2. Reference to and Effect on the Plan. The Plan, as amended hereby, and all other documents, instruments, and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

*   *   *

Effective this 7th day of May 2018, subject to approval of the Stockholders.

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